Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

OPAL Fuels Inc.

White Plains, New York

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 15, 2022, relating to the consolidated financial statements of Opal Fuels LLC, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Stamford, Connecticut

October 14, 2022